CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554-1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE AWARDED MAJOR CONTRACT TO MOVE ALL FORD VEHICLES TO PUERTO RICO

Jacksonville, FL – December 12, 2006 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today announced that it has won an award to be the exclusive carrier to Puerto Rico for all new vehicles manufactured by Ford Motor Company. The contract will commence at the beginning of 2007. The expected overall revenue is confidential under the terms of the contract but will make Ford Motor Company Trailer Bridge’s largest customer in terms of revenue.

This new contract award will utilize fixed vehicle space on the Company’s roll-on, roll-off vessels that has been significantly under-utilized in the recent past due to reduced new vehicle movements and an even sharper reduction in the movement of used cars to Puerto Rico. Approximately 19% of the capacity of Trailer Bridge’s roll-on, roll-off vessels is exclusively used for vehicle-decking, with just over half represented by three-level car-decking and the balance made up of two-level car-decking. All of these areas have recently been refurbished and no modifications are necessary to handle this increased volume. Each vessel can generally accommodate 670 vehicles in its dedicated vehicle-decking area and the Company is the only carrier to Puerto Rico utilizing three-level vehicle decking which results in more overall cost-efficiency with the right mix of vehicles.

“We are proud of the quality service we offer vehicle manufacturers and this latest contract takes us to a new level. We look forward to working with the Ford team to deliver service that exceeds their expectations,” said Gary Salvador, Director of National Accounts and the sales representative in charge of new vehicle accounts for Trailer Bridge.

“This is our largest award ever and we are delighted to be exponentially increasing our Ford relationship. In 2005 and 2006, the only Ford units handled by Trailer Bridge were a small number of limited production high-performance Ford GTs, which have moved damage free in our patented Vehicle Transportation Modules. The professionals at Ford and the other new car manufacturers we work with are among the most astute purchasers and users of freight services and it is gratifying to see the confidence they place in us with their high value products. With the recent dry-docking of our roll-on, roll-off vessels, the best system for moving vehicles to Puerto Rico just got even better,” said Ralph W. Heim, President and Chief Operating Officer.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

Trailer Bridge, Inc.	Page 2
December 12, 2006

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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